Exhibit 11

                COMPUTATION OF EARNINGS PER COMMON SHARE ("EPS")
                     OMNICARE, INC. AND SUBSIDIARY COMPANIES
                                    UNAUDITED
(in thousands, except per share data)

                                                                    Three Months Ended         Nine Months Ended
                                                                      September 30,              September 30,
                                                                 ------------------------    ---------------------
                                                                  2002             2001       2002          2001
                                                                 -------          -------    -------       -------
Basic Earnings:

    Net income                                                   $29,066          $13,560    $87,200       $51,000
                                                                 =======          =======    =======       =======
    Shares
      Weighted average number of common
          shares outstanding                                      94,245           93,345     94,129        92,992
                                                                 =======          =======    =======       =======

          Basic EPS (c)                                          $  0.31          $  0.15    $  0.93       $  0.55
                                                                 =======          =======    =======       =======

Diluted Earnings (a):

    Net income                                                   $29,066          $13,560    $87,200       $51,000
                                                                 =======          =======    =======       =======
    Shares
      Weighted average number of common
          shares outstanding                                      94,245           93,345     94,129        92,992
      Additional shares assuming conversion of
          stock options and stock warrants (b)                       465              772        791           630
                                                                 -------          -------    -------       -------
      Weighted average common shares outstanding,
           as adjusted                                            94,710           94,117     94,920        93,622
                                                                 =======          =======    =======       =======

          Diluted EPS (c)                                        $  0.31          $  0.14    $  0.92       $  0.54
                                                                 =======          =======    =======       =======

(a) The $345.0 million of Convertible Debentures which are convertible into 8.7 million shares at $39.60 per share were outstanding during the three and nine months ended September 30, 2002 and 2001, but were not included in the computation of diluted EPS because the impact was anti-dilutive.

(b) During the three and nine months ended September 30, 2002 and 2001, the anti-dilutive effect associated with selected options and warrants was excluded from the computation of diluted earnings per share, since the exercise price of these options and warrants was greater than the average market price of the Company's common stock during these periods. The aggregate anti-dilutive stock options and warrants excluded for the quarter ended September 30, 2002 and 2001 totaled 5.5 million and 3.8 million, respectively. Further, 4.5 million and 3.8 million anti-dilutive options and warrants were excluded from the year-to-date September 30, 2002 and 2001, respectively.

(c) In accordance with the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," Omnicare discontinued amortization of goodwill as of January 1, 2002. Accordingly, no goodwill amortization was recorded during the three and nine months ended September 30, 2002. Goodwill amortization during the three and nine months ended September 30, 2001 totaled $8.4 million before taxes ($5.2 million after taxes, or $0.06 per basic and diluted share) and $24.9 million before taxes ($15.4 million after taxes, or $0.17 per basic share and $0.16 per diluted share), respectively.